Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of
Emerson Electric Co.:

We consent to the incorporation by reference in Registration Statement Nos. 333-163718, 333-154362, 333-154361, 333-152917, 333-152916, 333-118589, 333-90240 and 333-46919 on Form S-8 and Registration Statement Nos. 333-155674, 333-110546, 333-52658, 333-84673 and 333-66865 on Form S-3 of Emerson Electric Co. of our report dated November 23, 2010, with respect to the consolidated balance sheets of Emerson Electric Co. as of September 30, 2010 and 2009, and the related consolidated statements of earnings, equity, and cash flows for each of the years in the three-year period ended September 30, 2010, and the effectiveness of internal control over financial reporting as of September 30, 2010, which report is incorporated by reference in the September 30, 2010 annual report on Form 10-K of Emerson Electric Co.

Our report refers to a change in the method of accounting for pension and other postretirement benefits in 2009, and also refers to changes in methods of accounting for business combinations, noncontrolling interests and earnings per share in 2010.

/s/ KPMG LLP

St. Louis, Missouri
November 23, 2010